EXHIBIT 8.1

                 [Letterhead of Wachtell, Lipton, Rosen & Katz]




                                February 11, 1998


Webster Financial Corporation
Webster Plaza
145 Bank Street
Waterbury, Connecticut  06702

Ladies/Gentlemen:

         We have acted as special counsel to Webster Financial Corporation, a Delaware corporation ("Webster"), in connection with the proposed merger (the "Merger") of Eagle Financial Corporation, a Delaware corporation ("Eagle"), with and into Webster, upon the terms and conditions set forth in the Agreement and Plan of Merger dated as of October 26, 1997, by and between Webster and Eagle (the "Agreement"). At your request, in connection with the filing of the Registration Statement on Form S-4 filed with the Securities Exchange Commission in connection with the Merger (the "Registration Statement"), we are rendering our opinion concerning certain federal income tax consequences of the Merger.

         For purposes of the opinion set forth below, we have relied, with the consent of Webster and the consent of Eagle, upon the accuracy and completeness of the statements and representations (which statements and representations we have neither investigated nor verified) contained, respectively, in the certificates of the officers of Webster and Eagle dated the date hereof (copies of which are attached hereto and which are incorporated herein by reference), and have assumed that such certificates will be complete and accurate as of the Effective Time. We have also relied upon the accuracy of the Registration Statement and the Joint Proxy Statement/Prospectus included therein (together, the "Proxy Statement"). Any capitalized term used and not defined herein has the meaning given to it in the Proxy Statement or the appendices thereto (including the Agreement).

         We have also assumed that (i) the transactions contemplated by the Agreement will be consummated in accordance therewith and as described in the Proxy Statement and (ii) the Merger will qualify as a statutory merger under the applicable laws of the State of Delaware.

         Based upon and subject to the foregoing, it is our opinion that, under currently applicable United States federal income tax law, the Merger will be treated as a reorganization

Webster Financial Corporation
February 11, 1998
Page 2


within the meaning of Section 368(a) of the Code and each of Webster and Eagle will be a party to the reorganization within the meaning of Section 368(b) of the Code and that, accordingly:

          (i) No gain or loss will be recognized by Webster or Eagle as a result of the Merger;

          (ii) No gain or loss will be recognized by Eagle Stockholders who exchange all of their Eagle Common Stock solely for Webster Common Stock pursuant to the Merger (except with respect to cash received in lieu of a fractional share interest in Webster Common Stock); and

          (iii) The aggregate tax basis of the Webster Common Stock received by Eagle Stockholders who exchange all of their Eagle Common Stock solely for Webster Common Stock pursuant to the Merger will be the same as the aggregate tax basis of the Eagle Common Stock surrendered in exchange therefor (reduced by any amount allocable to a fractional share interest for which cash is received).

         We hereby consent to the filing of this opinion with the Securities and Exchange Commission as an exhibit to the Registration Statement, and to the references to us under the caption "THE MERGER -- Certain Federal Income Tax Consequences" and elsewhere in the Proxy Statement. In giving such consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended.


                                              Very truly yours,


                                              /s/ Wachtell, Lipton, Rosen & Katz